Exhibit 10.6.4

2006 Restricted Stock Agreement

Performance Based Restricted Stock

NCR Management Stock Plan

You have been awarded a number of restricted shares of NCR common stock (the “Restricted Shares”) under the NCR Management Stock Plan (the “Plan”) of NCR Corporation (“NCR”) as listed on the Certificate of Restricted Stock Grant on the restricted stock website (“Certificate”), subject to the terms and conditions of this agreement and the Plan.

1. All or a portion of the Restricted Shares will become nonforfeitable (“Vested”) on the third anniversary of the award date (“Vesting Date”), provided that you are continuously employed by NCR or any of its Affiliate companies (referred to collectively herein as “NCR”) until the vesting date, and provided that the applicable performance measures as described in paragraph 2 are met.

2. The number of Restricted Shares that will vest on the Vesting Date will depend on NCR’s achievement of Cumulative Net Operating Profit (as defined below) for the period from January 1, 2006 through December 31, 2008 (“CNOP”), as follows:

Cumulative Net Operating Profit	% of Shares Earned
Threshold	25%
Target	100%
Maximum	150%

For amounts of CNOP between Threshold and Target, straight line interpolation, rounded up to the next whole share, will be used to determine the number of Restricted Shares vested. The amount of CNOP at Threshold, Target and Maximum levels will be determined by the Compensation & Human Resource Committee of the NCR Board of Directors, and will be communicated in your award letter.

CNOP is defined as (A – (B times C)), where A equals Non-Pension Operating Income as currently reported by NCR for each quarterly reporting period during the performance period; B equals controllable capital, which is defined as working capital (accounts receivable plus inventory minus accounts payable minus deferred revenue minus customer deposits), plus the sum of PP&E, other current assets excluding taxes, and capitalized S/W, minus the sum of payroll and employee benefits plus other current liabilities excluding taxes and severance (FAS 112 liability); and C equals 10%, which approximates the Company’s weighted average cost of capital.

3. If CNOP exceeds Target, additional shares of NCR common stock (“Additional Shares”) will be issued to you, effective as of the Vesting Date. The number of Additional Shares will be determined as a percentage of the number of shares in your initial award, with 0% at Target and 50% at Maximum, with straight line interpolation, rounded up to the next whole share, for amounts of CNOP between Target and Maximum.

4. Notwithstanding any other provision of this agreement, the Restricted Shares will vest and Additional Shares will be issued only if NCR achieves a Return on Capital goal for the 2006-2008 cycle of 40%.

5. If your employment with NCR terminates prior to the Vesting Date due to (i) your death, (ii) your Disability (defined as ceasing to be actively employed by NCR because you qualify for benefits under the NCR Long Term Disability Plan or another long term disability plan sponsored by NCR), (iii) Retirement (defined as termination of employment at or after age 55) or (iv) reduction-in-force, a pro rata amount of the Restricted Shares will Vest, and a pro rata amount of Additional Shares will be issued, if applicable, effective as of the Vesting Date, according to actual results of CNOP. The pro rata portion will be determined by calculating the total number of shares you would have received (through vesting of Restricted Shares and issuance of Additional Shares) if your NCR employment had not terminated, and multiplying this amount by a fraction, the numerator of which is the number of full and partial months of employment after the grant date, and the denominator of which is 36. If your employment terminates prior to the Vesting Date for any reason other than death, Disability, Retirement, or reduction-in-force, the Restricted Shares will be terminated and no Additional Shares will be issued.

6. By signing this agreement, you agree to keep this agreement confidential and not to disclose its contents to anyone except your attorney, your immediate family, or your financial consultant, provided such persons agree in advance to keep such information confidential and not disclose it to others. The Restricted Shares will be forfeited if you fail to keep this agreement confidential.

7. Promptly after the award date, NCR will instruct its Transfer Agent and Stock Registrar to create a record account for you credited with the number of Restricted Shares, subject to the restrictions described in this agreement.

8. You will be the record owner of the Restricted Shares until such shares are forfeited, and as the record owner you will be entitled to all rights of a common shareholder of NCR, including without limitation, voting rights and rights to cash and in-kind dividends, if any, on the Restricted Shares; provided, however, that the right to dividends will be subject to paragraph 10 below. As soon as practicable after your Vesting Date, subject to paragraph 11 below, NCR will instruct its Transfer Agent and Stock Registrar to release the restrictions on your record account and the Restricted Shares will become freely transferable.

9. At all times before your Vesting Date, the Restricted Shares may not be sold, transferred, pledged, assigned or otherwise alienated, except by beneficiary designation, will or by the laws of descent and distribution upon your death.

10. Any cash dividends declared before your Vesting Date on the Restricted Shares shall not be paid currently, but shall be reinvested in common shares of NCR. Any shares resulting from such reinvestment (the “Dividend Shares”) will be considered Restricted Shares for purposes of this agreement and will be subject to all of its provisions. As of each dividend payment date, the number of Dividend Shares will be determined by dividing the amount of dividends otherwise attributable to the Restricted Shares but not paid on such date by the average of the high and low per share price of NCR’s common stock on the dividend payment date. The Compensation Committee of the NCR Board of Directors (“Committee”) may, in its discretion, take such action as it deems appropriate regarding in-kind dividends or distributions with respect to the Restricted Shares prior to your Vesting Date, which actions may include, without limitation, current distribution or liquidation or reinvestment in Restricted Shares. Any securities or property so distributed may, in the Committee’s discretion, be subject to any or all of the forfeiture provisions set forth in this Agreement.

11. NCR will have the right to deduct or cause to be deducted from, or collect or cause to be collected with respect to the taxation of any Restricted Shares, any country, Federal, state or local taxes required by law to be withheld or paid with respect to such Restricted Shares and you or your legal representative or beneficiary will be required to pay any such amounts. By signing this agreement, you consent and direct that, if you are paid through NCR’s U.S. payroll system at the time the restricted stock vests, NCR’s stock plan administrator will withhold the number of shares of restricted stock from your award as NCR in its sole discretion deems necessary to satisfy such withholding requirements. If you are paid through a non-U.S. NCR payroll system, you agree that NCR may satisfy any withholding obligations by withholding cash from your compensation otherwise due to you or by any other action as it may deem necessary to satisfy the withholding obligation.

12. By accepting the Restricted Shares, you agree that, where permitted by local law, any controversy or claim related to your employment relationship with NCR shall be resolved by first exhausting any NCR internal dispute resolution process and policy, and then by arbitration pursuant to such policy. If you are employed in the U.S., the arbitration shall be pursuant to the NCR dispute resolution policy and then current rules of the American Arbitration Association and shall be held in Dayton, Ohio. If you are employed outside the U.S., where permitted by local law, the arbitration shall be conducted in the headquarters city of for the business unit in which you work. The arbitration shall be held before an arbitrator who is an attorney knowledgeable of employment law. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction thereof. For arbitration held in the U.S., issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects shall be interpreted in accordance with the laws of the State of Ohio. Each party shall bear its own attorney’s fees associated with the arbitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association for an arbitration held in the U.S., or similar applicable rules for an arbitration held outside the U.S. If any portion of this paragraph is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate or any other part of this paragraph.

13. The Restricted Shares will be forfeited if the Committee determines that you engaged in misconduct in connection with your employment.

14. Where permitted by local law, in exchange for the Restricted Shares, you agree that during your employment with NCR and after your termination of employment for any reason, without the prior written consent of the Chief Executive Officer of NCR, you will not (1) render services directly or indirectly to any Competing Organization (as defined below) involving the development, manufacture, marketing, advertising or servicing of any product, process, system or service upon which you worked or in which you participated during the last three years of your NCR employment, (2) directly or indirectly recruit, hire, solicit or induce, or attempt to induce, any exempt employee of NCR to terminate their employment with or otherwise cease their relationship with NCR, (3) canvass or solicit business with any firm or company with whom you worked during the preceding five years while employed by NCR, including customers of NCR, or (4) disclose to any third party any NCR confidential, technical, marketing, business, financial or other information not publicly available. If you breach the terms of this paragraph 14, in addition to recovering damages for breach, any unvested Restricted Shares will be immediately forfeited, and you agree to pay to NCR the fair market value of any Restricted Shares that vested or Additional Shares that were issued during the 12 months prior to the date of your termination of employment.

As used in this paragraph 14, “Competing Organization” means an organization identified by the Chief Executive Officer of NCR as a Competing Organization for the year in which your employment with NCR terminates, and any other person or organization which is engaged in or about to become engaged in research on or development, production, marketing, leasing, selling or servicing of a product, process, system or service which is the same or similar to or competes with a product, process, system or service manufactured, sold, serviced or otherwise provided by NCR to its customers.

You understand that if you breach this section, NCR may sustain irreparable injury and may not have an adequate remedy at law. As a result, you agree that in the event of your breach of this section, NCR may, in addition to any other remedies available to it, bring an action or actions for injunction, specific performance, or both, and have entered a temporary restraining order, preliminary or permanent injunction, or order compelling specific performance.

15. You may designate one or more beneficiaries to receive all or part of any Restricted Shares to be distributed in case of your death, and you may change or revoke such designation at any time. In the event of your death, any Restricted Shares distributable hereunder that are subject to such a designation will be distributed to such beneficiary or beneficiaries in accordance with this agreement. Any other Restricted Shares will be distributable to your estate. If there shall be any question as to the legal right of any beneficiary to receive a distribution hereunder, the Restricted Shares in question may be transferred to your estate, in which event NCR will have no further liability to anyone with respect to such Restricted Shares.

16. The terms of this award of Restricted Shares as evidenced by this agreement may be amended by the NCR Board of Directors or the Committee, provided that no such amendment shall impair your rights hereunder without your consent.

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